EXHIBIT 99.1

Jones Soda Appoints Mark Murray as President

Proven Executive Brings Track Record of Driving Sales Growth and Operational Efficiencies for Notable CPG and Food Service Companies

SEATTLE, Sept. 08, 2020 (GLOBE NEWSWIRE) -- Jones Soda Co. (OTCQB: JSDA), the original craft soda known for its unconventional flavors and user-designed label artwork, has appointed 38-year CPG and foodservice industry veteran Mark Murray as President, effective September 1, 2020.

Murray most recently served as the president of JGC Foods, a 600-employee North American food manufacturer specializing in fresh soups, sauces, sides, and entrées. In his six years with JGC, including four as vice president of sales and marketing, Murray created and implemented a broad range of strategic initiatives that nearly tripled company sales, developed new channels, achieved significant cost savings, and led to the acquisition of JGC by a capital fund.

Earlier in his career, Murray held various senior sales and marketing positions for well-known CPG and food service brands, including Harry’s Fresh Foods, SOLO Cup Company, Campbell’s Food Company and Kraft Heinz Food Service. At each of these companies, he substantially grew sales and operational efficiencies through strategic visioning, new business and key account development, change management and other executive leadership.

“Bringing in a proven executive with nearly four decades of experience in implementing sales strategies and driving revenue growth is a pivotal step forward for Jones Soda,” said Jamie Colbourne, Interim CEO. “Mark has a proven track record with exceptional leadership traits and ability to implement the necessary tactics to increase sales. We look forward to having Mark’s expertise as we remain committed to resetting our go-to-market approach and evaluating strategies to drive profitability and sustain growth going forward.”

Commenting on his appointment, Murray stated: “Having worked with Jones closely over the past several months, it is clear the company has made progress resetting the business and identifying its unique areas of strength. It is a pivotal time for the company as we look to capitalize on the notable marketing campaigns implemented a few months ago, and I firmly believe there is ample room for growth. Although we are still in the early innings of revitalizing the business, I look forward to leveraging my background, along with the company’s exceptional brand image and leadership team, to further expand its customer base and significantly increase sales.”

In addition, interim CEO Jamie Colbourne has been appointed as a director to fill a current vacancy on Jones Soda’s board of directors.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Investor Relations Contact
Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com